SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form 8-K/A
                          (Amendment No. 1 to Form 8-K
                       Current Report Filed July 9, 1997)

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) September 9, 1997
                                                 -------------------------------


                              AMTECH SYSTEMS, INC.
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Arizona                       0-11412                  86-0411215
- --------------------------------------------------------------------------------
(State or other jurisdiction         (Commission              (IRS Employer
of incorporation)                   File Number)             Identification No.)



131 South Clark Drive, Tempe, Arizona                                   85281
- --------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code       (602) 967-5146
                                                   -----------------------------



                                 Not applicable
- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

               The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 1997, as set forth below:

Item 2.    Acquisition or Disposition of Assets

               Item 2. Acquisition or Disposition is hereby amended to include a discussion regarding the impact of the earnout formula in the P.R. Hoffman acquistion on future earnings:


Effective July 1, 1997, Amtech Systems, Inc. ("Amtech") acquired substantially all of the assets and the related operating liabilities of P. R. Hoffman Machine Products Corporation ("P. R. Hoffman" or "Seller") (the "Acquisition"). The Acquisition was consummated in accordance with the terms of an Asset Purchase Agreement between Amtech, P. R. Hoffman, and John R. Krieger dated July 1, 1997.

The aggregate consideration paid by Amtech to the seller in connection with the Acquisition was approximately $2.9 million, comprised of $2.4 million cash, 32,338 unregistered shares of Amtech $.01 par value Common Stock, and the assumption of liabilities (approximately $.4 million). The cash portion of the purchase price includes $200,000 as the estimated post-closing adjustment to be made based on P. R. Hoffman's June 30, 1997 balance sheet. The Acquisition also provides for an earnout formula which , in the aggregate, could result in additional payment(s) to the Seller, with the cumulative maximum of such payment(s) being $2 million. Under the terms of the earnout formula, the Seller is entitled to fifty percent (50%) of P. R. Hoffman's pre-tax profits in excess of $800,000 per year for a period of five (5) years or a cumulative cap of $2 million, whichever occurs first. Transaction costs involved in the Acquisition are described below.

This additional contingent purchase price of up to $2 million is payable in a combination of cash and unregistered and registered common stock of Amtech as defined in the Asset Purchase Agreement. This additional consideration will be treated as part of the purchase price to the extent earned and will be amortized over the remaining years in the fifteen year period that began on the July 1, 1997 acquisition date.

The aggregate consideration paid in the Acquisition was determined through arm's length negotiations between representatives of Amtech and P. R. Hoffman. Neither Amtech nor, to the knowledge of Amtech, any affiliate, director or officer of Amtech had any material relationship with P. R. Hoffman prior to the Acquisition.

In connection with the Acquisition, the parties entered into certain ancillary agreements, including, but not limited to, a four-year Employment Agreement with Mr. Krieger, a

Registration Rights Agreement with P. R. Hoffman, and a Sublease Agreement with Mr. Krieger. The Employment Agreement provides Mr. Krieger with an annual base salary of $150,000 and the right to participate in Amtech's benefit plans. Under the terms of the Registration Rights Agreement, Amtech granted P. R. Hoffman piggyback registration rights with respect to the unregistered shares of Amtech Common Stock issued to P. R. Hoffman in connection with the Acquisition, including shares of common stock that may be issued at the Company's option in connection with the earnout. Any unregistered shares issued to P. R. Hoffman in connection with the Acquisition are subject to a two-year lock-up period. Under the terms of the Sublease Agreement, Amtech will be leasing its operating facility relating to the Acquisition from Mr. Krieger for a period of three (3) years at an annual rent of $126,900.

Related liabilities of P. R. Hoffman assumed by Amtech include certain proratable expenses, obligations under certain contracts, leases and purchase orders expressly assumed by Amtech, and product claims and return obligations of
P. R. Hoffman, subject to reimbursement by P. R. Hoffman if a specified dollar threshold is met.

The total cost of the Acquisition was $3.5 million, including transaction costs. Transaction costs requiring cash total $.2 million and include due diligence expenses and fees of legal counsel, accountants and investment bankers. The Company also issued to its investment bankers a warrant granting the right to acquire up to 152,000 shares of the Company's $.01 par value Common Stock anytime during the five year period ending June 30, 2002, at an exercise price of $3 per share. Subject to change, based upon a valuation using of a recognized option pricing model, the warrant has tentatively been valued at a total of $.4 million.

The total cost of the Acquisition has been allocated based upon estimated fair market values as follows: inventories and certain prepaids and deferred charges totaling $1.3 million; trade receivables of $1.1 million; certain fixed assets valued by the parties at $.4 million; and goodwill and intangible assets valued by the parties at $.7 million. These amounts are subject to change pending completion of a review of the amounts reflected in Seller's June 30, 1997 closing balance sheet. Following Acquisition, Amtech intends to continue using the assets purchased for substantially the same purpose as they were used before the Acquisition.

Amtech financed the $2.6 million aggregate cash cost of the transaction, including cash consideration paid to the seller and the cash expenses incurred in connection with the Acquisition, with available cash and short-term investments.

P. R. Hoffman will be operated through Amtech's wholly owned subsidiary, P. R. Hoffman Machine Products, Inc. (the "Subsidiary"), and is expected to remain headquartered in Carlisle, Pennsylvania. As of July 1, 1997, all current
employees,   approximately  35,  of  P.  R.  Hoffman  became  employees  of  the
Subsidiary.

Item 7.        Financial Statements and Exhibits.

               Item 7. Financial Statements and Exhibits is hereby amended to include the following financial information:


               (a)      Financial Statements.
                        ---------------------

                        Audited financial statements of P.R. Hoffman Machine Products Corporation for the years ended December 31, 1996 and 1995 with the Report of Independent Public
                        Accounts thereon and unaudited interim financial statements for the six months ended June 30, 1997 and 1996.

               (b)      Pro Forma Financial Information.
                        --------------------------------

                        Pro Forma Combined Balance Sheet as of March 31, 1997 for Amtech and as of June 30, 1997 for P.R. Hoffman.

                        Pro Forma Combined Statement of Operations for the fiscal year ended September 30, 1996 for Amtech and December 31, 1996 for P.R. Hoffman.

                        Pro Forma Combined Statement of Operations for the six months ended March 31, 1997 for Amtech and June 30, 1997 for P.R. Hoffman.

               (c)      Exhibits.
                        ---------

                                                                         Method
                        Exhibit No.     Description                    of Filing
                        -----------     -----------                    ---------

                            23          Consent of Arthur Andersen LLP     X

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 8, 1997                         AMTECH SYSTEMS, INC.


                                         By: /s/ Robert T. Hass
                                             -----------------------------------
                                                 Robert T. Hass
                                                 Vice President-Finance (Chief
                                                 Financial & Accounting Officer)

                         FINANCIAL STATEMENT INDEX



Description                                                                 Page
- -----------                                                                 ----


Historical Financial Statements of
  P. R. Hoffman Machine Products Corporation:

Report of Independent Accountants............................................F-1

Audited Balance Sheets as of December 31, 1996
  and 1995 and Unaudited Interim Balance Sheet
  as of June 30, 1997........................................................F-2

Audited Statements of Operations for the
  Years Ended December 31, 1996 and 1995 and
  Unaudited Interim Statements of Operations
  for the Six Months Ended June 30, 1997 and 1996............................F-3

Audited Statements of Stockholders' Investment for the
  Years Ended December 31, 1996 and 1995 and
  Unaudited Interim Statements of Stockholders'
  Investment for the Six Months Ended June 30, 1997..........................F-4

Audited Statements of Cash Flows for the
  Years Ended December 31, 1996 and 1995 and
  Unaudited Interim Statements of Cash Flows
  for the Six Months Ended June 30, 1997 and 1996............................F-5

Notes to Financial Statements................................................F-6



Pro Forma Combined Financial Statements:

Introduction to Pro Form Combined Financial Statements......................F-13

Pro Forma Combined Statement of Operations of Amtech
  Systems, Inc. for the Six Months ended June 30,
  1997, adjusted to include the operations of
  P. R. Hoffman Machine Products Corporation,
  as if the acquisition had occurred on October 1, 1995.....................F-15

Pro Forma Combined Statement of Operations of Amtech
  Systems, Inc. for the Year Ended September 30,
  1996, adjusted to include the operations of
  P. R. Hoffman Machine Products Corporation,
  as if the acquisition had occurred on October 1, 1995.....................F-18

Pro Forma Combined Balance Sheet of Amtech Systems, Inc.
  as of March 31, 1997, to reflect the acquisition of
  P. R. Hoffman Machine Products Corporation as
  if it had occurred on that date...........................................F-21

Consent of Arthur Andersen LLP .............................................F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Amtech Systems, Inc.:

We have audited the accompanying balance sheets of P.R. HOFFMAN MACHINE PRODUCTS CORPORATION (a Delaware S corporation) as of December 31, 1996 and 1995, and the related statements of income, stockholder's investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of P.R. Hoffman Machine Products Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                             Arthur Andersen LLP

Phoenix, Arizona,
  June 23, 1997.

                   P. R. HOFFMAN MACHINE PRODUCTS CORPORATION



                              BALANCE SHEETS AS OF

                                                                  June 30,     December 31,   December 31,
                                                                 ----------    ------------   ------------
                                                                    1997           1996           1995
                                                                 ----------    ------------   ------------
                                                                 (Unaudited)
                                     ASSETS
CURRENT ASSETS:
   Cash and equivalents (Notes 2)                                $   28,700     $   30,221     $   70,053
   Accounts receivable, less allowance for doubtful
     accounts of $18,650 in 1997, 1996 and 1995                   1,127,401        484,339        543,551
   Inventories (Notes 2 and 4)                                    1,047,630      1,126,165      1,286,099
   Prepaid expenses and other current assets                         13,187         12,798         12,383
                                                                 ----------     ----------     ----------

                  Total current assets                            2,216,918      1,653,523      1,912,086

PROPERTY, PLANT AND EQUIPMENT, net (Notes 2 and 5)                1,261,616      1,308,485      1,261,288
                                                                 ----------     ----------     ----------

                                                                 $3,478,534     $2,962,008     $3,173,374
                                                                 ==========     ==========     ==========

                    LIABILITIES AND STOCKHOLDER'S INVESTMENT

CURRENT LIABILITIES:
   Accounts payable                                              $  135,503     $  122,359     $  381,106
   Borrowings under line of credit (Note 4)                            --          180,443        250,000
   Current portion of long-term debt and obligation
     under capital lease (Notes 5 and 7)                              5,160          5,759          3,045
   Accrued liabilities                                              139,714         97,244        209,040
   Due to stockholder (Note 6)                                         --          115,156        156,156
                                                                 ----------     ----------     ----------

                  Total current liabilities                         280,377        520,961        999,347
                                                                 ----------     ----------     ----------

LONG-TERM DEBT AND OBLIGATION UNDER
   CAPITAL LEASE (Notes 5 and 7)                                    969,046        974,460        907,501
                                                                 ----------     ----------     ----------

OTHER LIABILITIES (Notes 2 and 8)                                   109,149        136,087        301,814
                                                                 ----------     ----------     ----------

COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)

STOCKHOLDER'S INVESTMENT:
   Common stock, $1.00 par value, 1,000 shares
     authorized, issued and outstanding                               1,000          1,000          1,000
   Additional paid-in capital                                       204,561        204,561        204,561
   Retained earnings                                              1,914,401      1,124,939        759,151
                                                                 ----------     ----------     ----------

                  Total stockholder's investment                  2,119,962      1,330,500        964,712
                                                                 ----------     ----------     ----------

                                                                 $3,478,534     $2,962,008     $3,173,374
                                                                 ==========     ==========     ==========

      The accompanying notes are an integral part of these balance sheets.

                   P. R. HOFFMAN MACHINE PRODUCTS CORPORATION



                             STATEMENTS OF OPERATION






                                                  Years Ended December 31,        Six Months Ended June 30,
                                                ---------------------------      ---------------------------
                                                    1996            1995             1997            1996
                                                -----------     -----------      -----------     -----------
                                                                                 (Unaudited)     (Unaudited)
NET SALES                                       $ 6,614,667     $ 4,866,345      $ 3,677,621     $ 3,933,468

COST OF SALES                                     4,719,789       3,347,373        2,323,181       2,590,139
                                                -----------     -----------      -----------     -----------

                 Gross margin                     1,894,878       1,518,972        1,354,440       1,343,329

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSE                          1,285,855       1,230,426          495,205         600,756
                                                -----------     -----------      -----------     -----------

OPERATING PROFIT                                    609,023         288,546          859,235         742,573

INTEREST EXPENSE, net                               144,271         125,073           69,775          75,041

OTHER EXPENSE, net                                    6,537           2,535             --              --
                                                -----------     -----------      -----------     -----------

NET INCOME                                      $   458,215     $   160,938      $   789,462     $   667,532
                                                ===========     ===========      ===========     ===========



PRO FORMA TAX INFORMATION (Note 2):
  Provision for (benefit from) income taxes     $   120,000     $    (1,000)     $   300,000     $   230,000
  Net income                                    $   338,215     $   161,938      $   489,460     $   437,532
  Income per common share                       $       338     $       162      $       489     $       438




        The accompanying notes are an integral part of these statements.

                   P. R. HOFFMAN MACHINE PRODUCTS CORPORATION

                     STATEMENTS OF STOCKHOLDER'S INVESTMENT






                                                Common Stock
                                         ---------------------------
                                           Number                        Additional                         Total
                                             of                            Paid-in        Retained       Stockholder's
                                           Shares          Amount          Capital        Earnings        Investment
                                         -----------     -----------     -----------     -----------      -----------
BALANCE AT DECEMBER 31, 1994                   1,000     $     1,000     $   204,561     $   874,213      $ 1,079,774
   Net income                                   --              --              --           160,938          160,938
   Stockholder dividends                        --              --              --          (276,000)        (276,000)
                                         -----------     -----------     -----------     -----------      -----------

BALANCE AT DECEMBER 31, 1995                   1,000           1,000         204,561         759,151          964,712
   Net income                                   --              --              --           458,215          458,215
   Stockholder dividends                        --              --              --           (92,427)         (92,427)
                                         -----------     -----------     -----------     -----------      -----------

BALANCE AT DECEMBER 31, 1996                   1,000     $     1,000     $   204,561     $ 1,124,939      $ 1,330,500
   Net income (Unaudited)                       --              --              --           789,462          789,462
                                         -----------     -----------     -----------     -----------      -----------

BALANCE AT JUNE 30, 1997 (Unaudited)           1,000     $     1,000     $   204,561     $ 1,914,401      $ 1,119,962
                                         ===========     ===========     ===========     ===========      ===========




        The accompanying notes are an integral part of these statements.

                    P.R. HOFFMAN MACHINE PRODUCTS CORPORATION



                            STATEMENTS OF CASH FLOWS

                                                       Years Ended December 31,      Six Months Ended June 30,
                                                       ------------------------      -------------------------
                                                         1996           1995           1997           1996
                                                       ---------      ---------      ---------      ---------
                                                                                    (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $ 458,215      $ 160,938      $ 789,462      $ 667,532
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation (Note 2)                                111,133         97,404         58,808         43,466
    Amortization of negative goodwill  (Note 2)         (185,600)      (185,600)       (30,923)       (92,800)
    Loss on sale of property and equipment                 5,406            643           --             --
  Decrease (increase) in operating assets:
    Accounts receivable                                   59,212         44,388       (643,062)      (271,208)
    Inventories                                          159,934       (504,268)        78,535       (129,118)
    Prepaid expenses and other current assets               (415)         5,125           (389)         7,643
  Increase (decrease) in operating liabilities:
    Accounts payable                                    (258,747)       183,391         13,144        116,583
    Accrued liabilities                                 (111,796)       100,698         42,470        (99,311)
    Other liabilities                                     19,873        (17,565)         3,980           --
                                                       ---------      ---------      ---------      ---------
             Net cash provided by
                 (used in) operating activities          257,215       (114,846)       312,030        242,787

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                   (163,836)      (298,359)       (11,939)      (125,126)
  Other liabilities                                       19,873        (17,565)         3,980           --
                                                       ---------      ---------      ---------      ---------
             Net cash used in investing activities      (163,736)      (296,359)       (11,939)      (125,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments to) stockholder                (41,000)       156,156       (115,156)       (41,000)
  Proceeds from long-term debt                            75,000           --             --             --
  Net borrowings (payments) on line of credit            (69,557)       250,000       (180,443)      (112,282)
  Principal payments on capital lease obligation          (3,045)        (2,659)        (5,415)        (1,471)
  Principal payments on long-term debt                    (2,282)          --             (599)          --
  Dividends paid                                         (92,427)      (276,000)          --             --
                                                       ---------      ---------      ---------      ---------
             Net cash provided by
                 (used in) financing activities         (133,311)       127,497       (301,612)      (154,753)

NET DECREASE IN CASH AND EQUIVALENTS                     (39,832)      (283,708)        (1,521)       (37,092)

CASH AND EQUIVALENTS, beginning of year                   70,053        353,761         30,221         70,053
                                                       ---------      ---------      ---------      ---------

CASH AND EQUIVALENTS, end of year                      $  30,221      $  70,053      $  28,700      $  32,961
                                                       =========      =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest               $ 144,271      $ 125,073      $  69,773      $  61,980
                                                       =========      =========      =========      =========

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Obligation incurred for capital lease                $    --        $ 913,205      $    --        $    --
                                                       =========      =========      =========      =========

        The accompanying notes are an integral part of these statements.

                   P. R. HOFFMAN MACHINE PRODUCTS CORPORATION


                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



(1)   NATURE OF OPERATIONS:

P.R. Hoffman Machine Products Corporation (the Company), a Delaware S corporation with a sole stockholder, is based in Carlisle, Pennsylvania. The Company specializes in developing, manufacturing, and marketing double-sided precision lapping and polishing machines and related products including carriers, semiconductor polishing templates, and replacement parts. The Company's niche is serving high-tech customers requiring high throughput surface processing systems able to consistently modify surface characteristics to exact tolerances. Double-sided lapping and polishing machines are designed to process wafer type products such as semiconductor wafers, computer disk media, and ceramic components for wireless communication devices to exact tolerances of thickness, flatness, parallelism, and surface finish.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Revenue Recognition

Revenue is recognized on the accrual basis when the product is shipped and title passes to the customer.

         Cash Equivalents

Cash equivalents consist of money market investments with original maturities of three months or less.

         Inventories

Inventories include the costs of material, labor and overhead directly related to the manufacturing process and are stated at the lower of cost (first-in, first-out) or market. The components of inventory as of December 31, 1996 and 1995 are as follows:

                                                   1996                  1995
                                                ----------            ----------

          Raw materials                         $  474,167            $  406,158
          Work-in-process                          213,347               533,564
          Finished goods                           438,651               346,377
                                                ----------            ----------

                                                $1,126,165            $1,286,099
                                                ==========            ==========

         Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated using the straight line method over the estimated useful lives of the assets as follows:

      Property under capital lease and leasehold improvements      Life of lease
      Machinery, equipment, furniture and fixtures                     5-7 years

Depreciation   expense   totaled   $111,133  and  $97,404  for  1996  and  1995,
respectively.

Maintenance and repairs are charged to expense as incurred. The costs of additions and improvements are capitalized. The cost of property retired or sold and the related accumulated depreciation are removed from the applicable accounts and any gain or loss is recognized.

Property, plant and equipment consist of the following as of December 31, 1996 and 1995:

                                                            1996        1995
                                                        ----------- -----------

      Property under capital lease                      $   913,205 $   913,205
      Leasehold improvements                                 54,801      54,801
      Machinery and equipment                               459,674     311,789
      Furniture and fixtures                                106,365      95,920
                                                        ----------- -----------
                                                          1,534,045   1,375,715
      Less: accumulated depreciation and amortization      (225,560)   (114,427)
                                                        ----------- -----------

                                                        $ 1,308,485 $ 1,261,288
                                                        =========== ===========

The Company has adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the expected future cash flows from an asset to be held and used in operations is less than the carrying value of the asset, an impairment loss is recognized. Adoption of this Statement did not have a material effect on the Company's financial position or results of operations.

         Net Assets Acquired in Excess of Purchase Price

The Company was acquired in 1992 for $205,561. An excess of $928,000 in the fair value of net current assets acquired over the purchase price was recorded as "negative goodwill" and is included in other liabilities in the accompanying balance sheets. Negative goodwill amounted to $30,923 and $216,523 at December 31, 1996 and 1995, respectively, and is being amortized over a period of five years using the straight-line method. Amortization income of $185,600 in 1996 and 1995 related to this deferred credit is an offset to selling, general and administrative expenses in the accompanying statements of income.

         Income Taxes

Under the Company's S corporation election, all income is passed through and included in the tax return of the stockholder. The Company periodically makes distributions to the stockholder to fund the personal tax liability resulting from the Company's taxable income.

The Company reports certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying financial statements. These temporary differences are principally related to certain accrued expenses which are not deductible for income tax purposes until paid, and expenses related to establishing reserves for excess and obsolete inventory which are not deductible until the inventory is disposed of. In addition, amortization of negative goodwill is a permanent difference which is excluded from taxable income and has been considered in the calculation of the pro forma tax information included in the accompanying statements of income.

         Income per Common Share

Income per common share for 1996 and 1995 is computed using the 1,000 weighted average shares of common stock outstanding. The Company has no contingent shares of common stock issuable at December 31, 1996 or 1995.

         Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments

The carrying value of the Company's current assets, current liabilities and negative goodwill approximate fair value due to the short-term nature of these instruments. The carrying values of the Company's long-term debt approximates its fair value as the rate of interest on this debt fluctuates with the market for similar debt instruments. The fair value of the obligation under capital lease is $1,273,000 at December 31, 1996. The carrying value of the Company's pension liability approximates fair value as it is actuarially determined using a market-determined discount rate.

(3)   MAJOR CUSTOMERS AND FOREIGN SALES:

Approximately 29% and 69% of net sales were to the Company's ten largest customers in 1996 and 1995, respectively. The Company had major customers which account for more than 10% of sales as follows:

                                           1996      1995
                                           ----      ----

                                            17%       21%
                                            --        13
                                            --        13
                                           ----      ----

                                            17%       47%
                                           ====      ====

The individual line items above do not reflect the same customers in each year. As of December 31, 1996, receivables from three customers comprise 39% of accounts receivable, representing a concentration of credit risk as defined by SFAS No. 105.

The Company's sales were to the following geographic regions:

                                                          1996     1995
                                                          ----     ----
          United States (including 1% or
            less to Canada)                                86%      80%
          Europe                                            3        1
          Asia                                             10        8
          Central and South America                         1       11
                                                          ----     ----

                                                          100%     100%
                                                          ====     ====

(4)   LINE OF CREDIT:

The Company has a $500,000 demand line of credit with a bank; there is no scheduled expiration date on the line. Balances of $180,443 and $250,000 were outstanding on the line at December 31, 1996 and 1995, respectively. The line bears interest at the bank's base rate plus 1/2%. As of December 31, 1996, this rate was 9%. The line is guaranteed by the sole stockholder and his spouse and is secured by the Company's inventory.

(5)   LONG-TERM DEBT:

The Company borrowed $75,000 from a bank during 1996. The loan bears interest at a variable rate equal to the bank's base rate plus 1/2%. As of December 31, 1996, this rate was 9%. The note requires 35 regular monthly payments and one final payment of all remaining principal and interest due on March 21, 1999. The note is guaranteed by the sole stockholder and his spouse and is secured by certain machinery for which the note was incurred.

Outstanding debt at December 31, 1996, will mature as follows:

          1997                                                       $  2,273
          1998                                                          2,273
          1999                                                         68,172
                                                                     --------
                                                                       72,718
          Less: current portion                                        (2,273)
                                                                     --------

                                                                     $ 70,445
                                                                     ========

(6)   DUE TO STOCKHOLDER:

As of December 31, 1996 and 1995, the Company owed $115,156 and $156,156, respectively, to the sole stockholder. This obligation was paid subsequent to year-end.

(7)   OBLIGATION UNDER CAPITAL LEASE:

The Company leases its building from a company owned in part by the sole stockholder. Minimum rental commitments under this lease are as follows as of December 31, 1996:

          1997                                                      $   126,900
          1998                                                          126,900
          1999                                                          126,900
          2000                                                          126,900
          2001                                                          126,900
          Thereafter                                                  3,045,600
                                                                    -----------
                   Total lease payments                               3,680,100
          Less:  Amount representing interest                        (2,772,599)
          Less:  Current portion of principal obligation                 (3,486)
                                                                    -----------

                   Principal lease payments                         $   904,015
                                                                    ===========

(8)   EMPLOYEE BENEFIT PLANS:

The Company sponsors a defined benefit pension plan which provides retirement benefits to hourly employees based on length of service. The Company's policy is to fund the maximum contribution deductible for Federal income tax purposes. The Plan assets are invested principally in cash equivalents and bank common trust funds including fixed income, equity and variable funds.

Pension expense for the fiscal years ended December 31, 1996 and 1995, was as follows:

                                                            1996        1995
                                                          --------    --------

          Service cost                                    $  5,598    $  6,452
          Interest cost                                     18,547      18,471
          Return on plan assets                             (6,859)    (18,492)
          Net amortization and deferral                     (3,543)      9,996
                                                          --------    --------

                   Net pension cost                       $ 13,743    $ 16,427
                                                          ========    ========

The following table sets forth the funded status of the defined benefit pension plan at December 31, 1996 and 1995:

                                                            1996       1995
                                                          --------   --------
          Actuarial present value of:
            Vested benefit obligation                     $292,927   $271,872
            Nonvested benefit obligation                     4,059      1,900
                                                          --------   --------

                   Projected benefit obligation            296,986    273,772

          Plan assets at fair value                        191,822    188,481
                                                          --------   --------

          Accrued pension liability (included in
           other liabilities)                             $105,164   $ 85,291
                                                          ========   ========

The projected benefit obligation was determined using an assumed discount rate of 7% for 1996 and 1995. The assumed long-term rate of return on plan assets was 7% for 1996 and 1995.

The Company also maintains a 401(k) defined contribution retirement plan for all employees age 21 or over who have completed one year of service, as defined in the plan agreement. Employer contributions to the plan are discretionary. The Company's discretionary contribution to the plan was $0 and $40,200 in 1996 and 1995, respectively.

(9)   COMMITMENTS AND CONTINGENCIES:

         Operating Leases

The Company leases certain office equipment under noncancelable operating leases. Total rent expense for the years ended December 31, 1996 and 1995, was approximately $3,800 and $2,800, respectively. The future minimum aggregate rentals under these noncancelable leases are as follows:

          1997                                                   $3,800
          1998                                                    1,291
          1999                                                      455
          2000                                                      227
                                                                 ------

                                                                 $5,773
                                                                 ======

         Licensing Agreement

In November 1995, the Company entered into a licensing agreement with a vendor to manufacture, use and sell certain products patented by the vendor. Under the agreement, the Company pays a royalty of 4.75% to the vendor on all sales of the vendor's patented products. Royalty expense related to this agreement amounted to $24,000 and $0 in 1996 and 1995, respectively.

(10)  SUBSEQUENT EVENT:

On April 23, 1997, the Company entered into a letter of intent with Amtech Systems, Inc. (Amtech) whereby Amtech intends to acquire essentially all the assets and liabilities of the Company effective June 30, 1997. Amtech engineers, assembles, and sells equipment used in certain thermal processes of manufacturing semiconductors.

(11)  INTERIM REPORTING

The accompanying interim financial statements are unaudited; however, these financial statements contain all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of June 30, 1997, and the results of its operations for the six months ended June 30, 1997 and 1996, and its cash flows for the six months ended June 30, 1997 and 1996.

The accounting policies followed by the Company are set forth in Note 2 to the financial statements. Inventories as of June 30, 1997, included work-in-process of $292,955. The remaining inventory primarily consists of purchased parts and completed subassemblies. The results of operations for the six months ended June 30, 1997 and 1996, are not necessarily indicative of the results to be expected for the full year.

                      Amtech Systems Inc. and Subsidiaries

                     Pro Forma Combined Financial Statements
                                   (Unaudited)

Introduction

On July 1, 1997, Amtech Systems, Inc. ("Amtech") purchased substantially all of the assets of P. R. Hoffman Machine Products Corporation ("P. R. Hoffman" or the "Seller") (the "Acquisition"). The cost of the Acquisition was approximately $3.5 million, including the $2.9 purchase price, comprised of $2.2 million in cash and 32,338 common shares of Amtech distributed at closing, the assumption of $.4 million in operating liabilities and a post-closing purchase price adjustment based upon P. R. Hoffman's June 30, 1997 balance sheet. In addition, $.2 million in transaction costs were paid in cash and a warrant was issued to the Company's investment bankers that has been tentatively valued at $.4 million. Amtech is also to pay the seller contingent purchase payments equal to fifty percent (50%) of the of pre-tax earnings derived from the assets acquired from P. R. Hoffman in excess of $800,000 per year for a period of five years. The warrant grants the right to acquire up to 152,000 shares of the Company's $.01 par value Common Stock during the five year period ending June 1, 2002, at an exercise price of $3 per share. See Item 2. to this Report on Form 8-K for a more detailed description of the transaction.

The following unaudited pro forma combined financial information of Amtech Systems, Inc. and Subsidiaries gives effect to the Acquisition. The purpose of the pro forma combined balance sheet as of March 31, 1997, the date of the last balance sheet of Amtech filed with the Securities and Exchange Commission prior to the Acquisition, is to reflect the financial condition of the Company as if the Acquisition occurred on that date. The purpose of the pro forma combined statements of operations for the fiscal year ended September 30, 1996 and for the six months ended March 31, 1997, is to reflect what the results of continuing operations might have been if the acquisition had taken place on October 1, 1995. The historical statements of operations of Amtech presented in these pro forma statements of operations do not include discontinued operations.

The pro forma combined statements of operations for the year ended September 30, 1996 and the six months ended March 31, 1997, include the operations of P. R. Hoffman for the year ended December 31, 1996, and June 30, 1997, respectively. The pro forma combined balance sheet as of March 31, 1997 includes the historical balance sheet of P. R. Hoffman as of June 30, 1997.

The pro forma financial statements should be read in conjunction with the historical financial statements of Amtech filed on Form 10-K for the year ended September 30, 1997, and filed on Form 10-Q for the six months ended March 31, 1997, as well as the historical financial statements of P. R. Hoffman included in this amendment to the related Report on Form 8-K. The unaudited pro forma combined financial information presented herein does not purport to represent what the Company's actual results of operations would have been had the Acquisition occurred on those dates or to project the Company's results of operations for any future period.

FORWARD-LOOKING INFORMATION


This report contains certain forward-looking information. The forward-looking information contained herein is based upon current expectations that involve a number of risks and uncertainties. The forward-looking information is based upon a number of assumptions, including, without limitation, those enumerated in the related section of the Management's Discussion and Analysis included in the Company's 1996 annual report on Form 10-K, which are hereby incorporated by reference. Assumptions related to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking information. In light of the significant uncertainties inherent in such forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives or plans for the Company will be achieved.

AMTECH SYSTEMS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED MARCH 31, 1997


                                            Historical
                                     --------------------------    Ref    Pro Forma      Pro Forma
                                      Amtech (1)    Hoffman (1)     #    Adjustments     Combined
                                     -----------    -----------    --    -----------    -----------
Net product sales                    $ 4,590,327    $ 3,677,621          $         0    $ 8,267,948
Cost of product sales                  3,220,516      2,323,181    (2)        40,072      5,583,769
                                     -----------    -----------          -----------    -----------
Gross margin                           1,369,811      1,354,440              (40,072)     2,684,179

                                                                   (2)         7,633
Selling and general                    1,207,802        493,330    (3)        54,255      1,763,020
Gain on sale of assets                  (115,487)             -                    -       (115,487)
Photo-CVD project                         39,711              -                    -         39,711
Other research and development            91,183          1,875                    -         93,058
                                     -----------    -----------          -----------    -----------
Operating profit                         146,602        859,235             (101,960)       903,877

                                                                   (2)        61,776
                                                                   (4)         7,999
Interest income (expense) - net           94,149        (69,775)   (5)       (66,000)        28,149
                                     -----------    -----------          -----------    -----------
Income from continuing
    operations before income taxes       240,751        789,460              (98,185)       932,026

Income tax provision                      75,000              0    (6)       270,000        345,000
                                     -----------    -----------          -----------    -----------

Net income                           $   165,751    $   789,460          ($  368,185)   $   587,026
                                     -----------    -----------          -----------    -----------



Earnings Per Share
   From Continuing operations:
- ------------------------------
Primary                              $      0.04                   (7)                  $      0.10

Fully Diluted                        $      0.04                   (7)                  $      0.10


Average shares outstanding             6,485,201                   (7)                    6,665,151

                  The accompanying notes are an integral part
                    of these pro forma financial statements.

                      Amtech Systems Inc. and Subsidiaries
                   Pro Forma Combined Statement of Operations
                    For The Six Months Ended March 31, 1997
                        Notes and Pro Forma Adjustments
                                  (Unaudited)






(1) The historical statements of operations of P. R. Hoffman, for the six months ended June 30, 1997, and of Amtech, for the six months ended March 31, 1997, were used as the basis for this pro forma combined statement of operations.

(2) Eliminates depreciation ($15,745) and interest expense ($61,766) recorded in the historical financial statements of P. R. Hoffman in connection with a thirty year capital lease of P. R. Hoffman's premises, which was not assumed by Amtech. The reduction in depreciation expense is shown net of $63,450, representing one-half of the annual rent expense that will be incurred under a three year operating sub-lease of those same premises. That net adjustment for depreciation and rent has been allocated to cost of sales and selling and general expenses.

(3) To record an increase to expense resulting from reversing $30,923 of negative goodwill amortization recorded in the historical financial statements of P. R. Hoffman, arising out of an earlier acquisition, and $23,332 of amortization of goodwill arising from the Acquisition. Goodwill is being amortized over a fifteen year period using the straight-line method. See Note 8 regarding additional goodwill that may arise in the future if the criteria for contingent payments is met.

(4)       To eliminate interest expense related to debt not assumed.

(5) To reduce interest income based upon the assumption that the Company earned an average of five percent (5%) per year on the short-term funds used in the Acquisition..

(6) The amount of incremental income tax that would have resulted from the historical income of P. R. Hoffman and the pro forma adjustments.

(7) Pro forma earnings per common share are computed using the modified treasury stock method. This reflects the dilutive effect of the stock warrant granted to the Company's investment bankers for their services in connection with the acquisition. The average outstanding shares for the calculation of fully diluted earnings per share were not materially different. In computing the earnings per share pursuant to the modified treasury stock method, it was assumed that the proceeds from the exercise of stock options and warrants would first be used to reduce debt and the balance invested in short-term government securities, resulting in an assumed increase in net interest income. The result was that income after tax used in the earnings per share calculations were increased by $94,000 and $101,000, on a historical and pro forma basis, respectively.

(8) Contingent upon the criteria set-forth in the earnout formula, additional payments to the Seller of up to $2 million may be required. Such payments, if any, will be added to goodwill and amortized over the remainder of the fifteen year amortization period. The amount of contingent consideration that would have been accrued during the six months covered by this pro forma statement of operations would have been $190,304, subject to adjustment based upon on the earnings during the remainder of the year. If the future earnings of P. R. Hoffman for each of the first five years after the Acquisition equal twice the adjusted earnings reflected in the pro forma statement for the six months ended March 31, 1997, $1,903,040 of the $2 million maximum contingent consideration would be paid. Assuming that the maximum amount of contingent payments are earned during the preceding five years, pursuant to the earnout formula, amortization expense in the sixth through fifteenth year following the acquisition would be increased by approximately $166,667 and net income and would be reduced by $93,333, or $.01 per share.

AMTECH SYSTEMS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996


                                            Historical
                                     -------------------------   Ref     Pro Forma      Pro Forma
                                      Amtech (1)   Hoffman (1)     #    Adjustments     Combined
                                     -----------   -----------    --    -----------    -----------
Net product sales                    $ 8,414,005   $ 6,614,667          $      --      $15,028,672
                                                                  (2)   $    80,144
Cost of product sales                  5,516,936     4,719,789    (3)       139,761     10,456,630
                                     -----------   -----------          -----------    -----------
Gross margin                           2,897,069     1,894,878             (219,905)     4,572,042

                                                                  (2)        15,266
                                                                  (4)      (225,000)
Selling and general                    2,386,466     1,260,209    (5)       232,263      3,669,204
Equity in losses of joint venture         65,063          --                                65,063
Photo-CVD project                        132,243          --                   --          132,243
Other research and development           192,484        32,183                 --          224,667
                                     -----------   -----------          -----------    -----------
Operating profit                         120,813       602,486             (242,434)       480,865

                                                                  (2)       123,855
                                                                  (6)        20,416
Interest income (expense) - net          226,778      (144,271)   (7)      (132,000)        94,778
                                     -----------   -----------          -----------    -----------
Income from continuing
    operations before income taxes       347,591       458,215             (230,163)       575,643

Income tax provision                     150,000          --      (8)        70,000        220,000
                                     -----------   -----------          -----------    -----------

Net income                           $   197,591   $   458,215          ($  300,163)   $   355,643
                                     -----------   -----------          -----------    -----------



Earnings Per Share
   From Continuing operations:
- ------------------------------
Primary                              $      0.05                  (9)                  $      0.08

Fully Diluted                        $      0.05                  (9)                  $      0.08


Average Shares Outstanding             6,341,027                  (9)                    6,519,334

                 The accompanying notes are an integral part of
                     these pro forma financial statements.

                      Amtech Systems Inc. and Subsidiaries
                   Pro Forma Combined Statement of Operations
                      For The Year Ended September 30, 1996
                         Notes and Pro Forma Adjustments
                                   (Unaudited)



(1) The historical statements of operations of P. R. Hoffman, for the year ended December 31, 1996, and of Amtech, for the year ended September 30, 1997, were used as the basis for this pro forma combined statement of operations.

(2) Eliminates depreciation ($31,490) and interest expense ($123,855) recorded in the historical financial statements of P. R. Hoffman in connection with a thirty year capital lease of P. R. Hofman's premises, which was not assumed by Amtech. The reduction in depreciation expense is shown net of $126,900, representing the annual rent expense that will be incurred under a three year operating sub-lease of those same premises. That net adjustment for depreciation and rent has been allocated to cost of sales and selling and general expenses.

(3) To record the added cost of goods sold equal to write-up of inventory to fair market value due to the application of purchase accounting. This adjustment is based upon the assumption that work-in-process and finished goods inventories would have turned-over at least once during this period.

(4) To eliminate executive compensation in excess of the $150,000 to be paid pursuant to the four year employment agreement with Mr. Krieger, the President of P. R. Hoffman, entered into in conjunction with the Acquisition.

(5) To record an increase to expense resulting from reversing $185,600 of negative goodwill amortization recorded in the historical financial statements of P. R. Hoffman, arising out of an earlier acquisition, and $46,663 of amortization of goodwill arising the Acquisition. Goodwill is being amortized over a fifteen year period using the straight-line method. See Note 10 regarding additional goodwill that may arise in the future if the criteria for contingent payments is met.

(6)       To eliminate interest expense related to debt not assumed.

(7) To reduce interest income based upon the assumption that the Company earned an average of five percent (5%) per year on the short-term funds used in the Acquisition.

(8) The amount of incremental income tax that would have resulted from the historical income of P. R. Hoffman and the pro forma adjustments.

(9) Pro forma earnings per common share are computed using the modified treasury stock method. This reflects the dilutive effect of the stock warrant granted to the Company's investment bankers for their services in connection with the acquisition. The average outstanding shares for the calculation of fully diluted earnings per share were not materially different. In computing the earnings per share pursuant to the modified treasury stock method, it was assumed that the proceeds from the exercise of stock options and warrants would first be used to reduce debt and the balance invested in short-term government securities, resulting in an assumed increase in net interest income. The result was that income after tax used in the earnings per share calculations were increased by $146,000 and $148,000, on a historical and pro forma basis, respectively.

(10) Contingent upon the criteria set-forth in the earnout formula, additional payments to the Seller of up to $2 million may be required. Such payments, if any, will be added to goodwill and amortized over the remainder of the fifteen year amortization period. No contingent consideration would have been accrued during the year covered by this pro forma statement of operations because the earnings of P. R. Hoffman reflected therein are less that than the $800,000 threshold. Assuming that the maximum amount of contingent payments are earned during the preceding five years, pursuant to the earnout formula, amortization expense in the sixth through fifteenth years following the acquisition would be increased by approximately $166,667 and net income would be reduced by $93,333, or $ .01 per share.

AMTECH SYSTEMS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
AS OF MARCH 31, 1997


                                             Historical
                                    ----------------------------    Ref     Pro Forma      Pro Forma
                                      Amtech (1)     Hoffman (1)     #     Adjustments      Combined
                                    ------------    ------------    --    ------------    ------------
                 ASSETS
                 ------
CURRENT ASSETS
Cash and equivalents                $  1,439,920    $     28,700    (2)   ($ 1,368,714)   $     99,906
Short-term investments                 2,239,354            --      (2)     (1,267,966)        971,388
Accounts receivable, less an
  allowance for doubtful accounts      3,457,520       1,127,401                  --         4,584,921
Inventories                              693,350       1,047,630    (3)        139,761       1,880,741
Deferred income taxes                    268,000            --      (4)         58,283         326,283
Prepaid expenses                          52,120          13,187                  --            65,307
                                    ------------    ------------          ------------    ------------
     Total current assets              8,150,264       2,216,918            (2,438,636)      7,928,546

PROPERTY, PLANT AND EQUIPMENT
Land, building and improvements          577,710         968,006    (5)       (921,318)        624,398
Equipment and machinery                  456,237         488,891    (5)       (170,991)        774,137
Furniture and fixtures                   640,704          89,087    (5)        (26,538)        703,253
                                    ------------    ------------          ------------    ------------
                                       1,674,651       1,545,984            (1,118,847)      2,101,788
Less- accumulated depreciation          (680,541)       (284,368)   (5)        284,368        (680,541)
                                    ------------    ------------          ------------    ------------
                                         994,110       1,261,616              (834,479)      1,421,247

OTHER ASSETS                              59,799            --      (6)        699,947         759,746
                                    ------------    ------------          ------------    ------------

                                    $  9,204,173    $  3,478,534          ($ 2,573,168)   $ 10,109,539
                                    ------------    ------------          ------------    ------------

                 The accompanying notes are an integral part of
                          the pro forma balance sheet.

AMTECH SYSTEMS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
AS OF MARCH 31, 1997


                                                   Historical
                                           ----------------------------   Ref     Pro Forma       Pro Forma
                                             Amtech (1)     Hoffman (1)    #     Adjustments      Combined
                                           ------------    ------------   --    ------------    ------------
LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES
Accounts payable                           $  1,203,494    $    135,503         $          0    $  1,338,997
Current portion of long-term debt
   and capital lease obligations                   --             5,160   (7)         (5,160)           --
Accrued liabilities:                               --              --                   --              --
  Compensation and related taxes                399,233          79,606                 --           478,839
  Warranty and installation expense             246,608                                 --           246,608
  Other accrued liabilities                     186,718          60,108                 --           246,826
Income taxes payable                            204,000            --                   --           204,000
                                           ------------    ------------         ------------    ------------
     Total current liabilities                2,240,053         280,377               (5,160)      2,515,270

CAPITAL LEASE OBLIGATIONS
   AND LONG-TERM DEBT                           234,705         969,046   (7)       (969,046)        234,705

ACCRUED PENSION LIABILITY                          --           109,149                              109,149

COMMITMENTS AND CONTINGENCIES                                                                           --

STOCKHOLDERS' INVESTMENT
Preferred stock, none issued                       --              --                   --
Common stock, $.01 par value                     41,517           1,000   (8)           (676)         41,841
Additional paid-in capital                    7,118,008         204,561   (8)       (139,885)      7,182,684
Additional paid in capital-warrants                --              --     (9)        456,000         456,000
Cumulative currency translation adj            (183,774)           --                   --          (183,774)
Retained earnings (deficit)                    (246,336)      1,914,401   (8)     (1,914,401)       (246,336)
                                           ------------    ------------         ------------    ------------
     Total stockholders' investment           6,729,415       2,119,962           (1,598,962)      7,250,415
                                           ------------    ------------         ------------    ------------

                                           $  9,204,173    $  3,478,534         ($ 2,573,168)   $ 10,109,539
                                           ------------    ------------         ------------    ------------

                   The accompanying notes are an integral part
                         of the pro forma balance sheet.

                      Amtech Systems Inc. and Subsidiaries
                        Pro Forma Combined Balance Sheet
                        As Of March 31, 1997 (Unaudited)
                         Notes and Pro Forma Adjustments





(1) The historical balance sheets of P. R. Hoffman, as of June 30, 1997, and Amtech, as of March 31, 1997, were used as the basis for the pro forma combined balance sheet.

(2) Reflects the use of existing cash and short term investments to make payments to the seller ($2,421,689), including the estimated post-closing adjustment, and to pay estimated costs associated with the transaction ($214,991).

(3)      Reflects adjustment of inventory to fair value as of the purchase date.

(4) Records the deferred tax asset relating to certain liabilities which are not yet deductible for income tax purposes.

(5) Reverses the net book value of land, building and equipment recorded in the historical financial statements pursuant to a capital lease not assumed by Amtech. The right to use these facilities has been secured under a three year operating lease. See Note (7) below. This entry also adjusts other fixed assets to their fair value as of the purchase date.

(6) To record the amount of the purchase price in excess of the fair value of the assets acquired net of the liabilities assumed (i.e. goodwill).

(7) Eliminates debt, including capital lease obligations, not assumed under the purchase agreement.

(8) Eliminates the P. R. Hoffman's equity accounts and records the issuance of 32,822 shares of Amtech Common Stock to the seller. These shares have been recorded at $65,000, their fair value, taking into consideration the fact that these are unregistered shares subject to a two (2) year lock-up, during which the shares can not be sold.

(9) Records the estimated fair value of the warrant to purchase 152,000 shares of Amtech Common Stock issued to the Company's investment bankers as compensation for their services in connection with the Acquisition. The warrant has an exercise price of $3 per common share and expire June 30, 2002.